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         700 Lousiana                             Telephone 713 319 2000
         Houston, TX 77002                        Fax 713 319 2041


January 2, 2001



Securities and Exchange Commission
Washington, D.C. 20549



We were previously accountants for Short-term Investments Trust and, under the date of October 6, 1999, we reported on the financial statements of the portfolios of Short-term Investments Trust as of and for the year ended August 31, 1999. On December 28, 2000 we resigned. We have read Short-term Investments Trust's statements included under Sub-Item 77K in its Amended Form N-SAR and we agree with such statements.


Very truly yours,

/s/ KPMG LLP